Exhibit 99.2

Apropos Technology Inc.

First Quarter Earnings Conference Call

April 22, 2004

Operator:                                          Good afternoon and welcome to Apropos First Quarter Earnings conference call.  At this time all parties are on a ‘listen only’ mode and the floor will open for questions following today’s presentation.

Now, without further adieu, your host Leslie Loyet, Financial Relations Board.  Ma’am, please begin.

Leslie Loyet:                         Thank you.  Good afternoon everyone, and thank you again for joining us for the Apropos First Quarter conference call.

By now, everyone should have received a copy of the press release which was sent out this afternoon.  If anyone needs a copy, it is available on Apropos’ website at www.apropos.com.  Or you can contact my colleagues, Samir Patel at 312-640-6771, and he will send you a copy immediately.

Before I turn the call over to Kevin Kerns, Apropos’ President and CEO, I need to remind you that certain statements made during this conference call that are not historical, may be deemed forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Although Apropos believes the expectations reflected in any forward looking statements are based on reasonable assumption, they can give no assurance that expectations will be obtained.  Factors and risks that could cause actual results to differ materially from expectations are detailed in this afternoons press release, and from time to time in the company’s filings with the SEC.  Additionally, we wanted to let people know that the information and statements made during the call are made as of the date of the call.  Reference to any replay should understand that the passage of time by itself will diminish the quality of the statement.  Also, the contents of the call are the property of the company, and any replay or transmission of the call may be done only with the consent of Apropos Technology.

With that said, I would now like to turn the call over to Kevin Kerns for his opening remarks. Kevin?

Kevin Kerns:                        Thank you Leslie.  Good afternoon everyone.  Joining me today is Frank Leonard, our Chief Financial Officer and Senior Vice President.

Let me begin our discussion today with a recap of business activity and the financial results of the first quarter.  We are pleased with the overall results of the first quarter with our second consecutive quarter of profitability, and giving rise to what looks like a modestly improving outlook for Q-2 and beyond.  As we stated in our last earnings call, we anticipated first quarter revenues to be in line with revenues from the same period in 2003.  With strong license revenue growth in Q-4 and the historical seasonality of our revenues in Q-1, we were cautious in our guidance for the first quarter.

Despite relatively flat revenue growth in the prior year, the company’s current leveraged operating model allowed the company to deliver a modest profit in the quarter and a 2 million dollar improvement in bottom line results over the first quarter of 2003.

A key business barometer which we closely monitor each quarter is the market acceptance and customer adoption of our Version 6 enterprise platform.  In the last quarter, the company experienced a solid increase in the number of Version 6 sales, especially within its customer base.  The Version 6 product is now live, or in the process of implementation at over 60 customer sites worldwide.  Many of our customers, especially the larger ones, will not deploy first generation architectural releases until the first point release is made available.

In February, approximately 7 months after the initial release of the Version 6 platform, the company introduced its Version 6 0.1 release, incorporating many of the enhancement requests of our early Version 6 customers.  With this new point release, even our most conservative customers are now preparing to move to the new Version 6 platform.  I will discuss specific details of the Version 6 0.1 release later on the call.

During the quarter, the company received new and add-on customer orders from Ace Hardware, Affinity Federal Credit Union, Business Objects, Freight Liner, First Car of Taiwan, Nestle Canada, Power Federal Credit Union, The U.S. Treasury Department, and WellPoint.

In the first quarter, the company posted revenues of 5.2 million ending March 31, 2004 relatively unchanged from the 5.2 in the first quarter of 2003.  License revenues in the first quarter were 2 million compared with 2.1 million in the first quarter of 2003.  Exceptionally strong Q-4 license revenues, along with the delay in one major V-Six customer expansion, put license revenues slightly lower than the same period in 2003.  We believe, however, license revenues in the second quarter will trend higher from the current levels.

Gross margins in the first quarter remained above 80%, with slightly higher cogs due to product mix and higher sub-contracted services.  We anticipate services revenue to trend higher over the next couple of quarters due to an increase in Version 6 upgrade activity, and new customer deployments.  Our current operating model is to leverage Apropos certified services partners, where appropriate, to support the higher level of services activity.

Base operating expenses, excluding restructuring charges; have now begun to stabilize.  In the first quarter, total operating expenses, excluding restructuring, were 3.8 million, down from the 3.9 million in the fourth quarter of 2003.  We anticipate flat to a moderate uptake in operating expenses going forward, as new dollars are committed to marketing and demand generation activities.  The level of spend will be dictated by reaching specific profitability targets each quarter.

The company’s current operating model makes it possible to deliver profitable results with little or no top line growth.  As witnessed in the first quarter, the moves taken over the last year to restructure cost has dramatically improved our ability to deliver profitability each quarter.  Despite flat top line revenues in Q-1, the company was able to post its second consecutive quarter of profitability.  Excluding restructuring charges, the company delivered 383,000 in operating profits in the first quarter, and over 1.1 million dollars in profits over the past 6 months.

In addition, the company also posted its second quarter of positive cash flows, generating cash from operations of 505,000 dollars.  Meanwhile, the company’s cash and short term investment balances increased by over 1 million dollars from the prior quarter, to 40.3 million at March 31, 2004.

In summary, we believe the company delivered solid results for the first quarter.  We remain very positive about the business and in our ability to maintain profitable growth throughout the remainder of 2004.

At this time, I would like to turn the call over to Frank and have him describe, in more detail, the financial performance of the company in the first quarter.

Frank Leonard:          Thank you Kevin.  Revenues for the first quarter 2004 are 5.2 million dollars, were up fractionally from the 5.2 million dollars in the year ago period.  In the current quarter, the software license revenue component totaled 2 million dollars, or a decline of less than 4% in the 2.1 million dollars in the first quarter of 2003.

New customers accounted for 34% of software license revenues in the current quarter, versus 31% in the year ago quarter.

Revenue from services and other in the current quarter of 3.2 million dollars increased 0.1 million, or nearly 3% from the year ago period.  Support revenues of 2.4 million dollars were up 6% from the year ago quarter, primarily due to continued customer add-ons.  As a result of staff re-alignment during calendar 2003, services revenues of 712 thousand dollars were down from the 791 thousand dollars in the year ago quarter.

On a geographic basis, North America business in the first quarter of 2004 accounted for 81% of revenues compared to 73% of revenues for the same period a year ago.

Since the first quarter of 2003 we have experienced a gradual increase in the percentage of business from the North America region.  This shift was somewhat expected due to sales organization changes implemented during calendar 2003.

On a channel basis, the indirect an OEM business in the first quarter of 2004 was 37% compared to 27% for the same period a year ago.  All three geographic regions saw an increase in add-on orders from their re-sellers.

Some of the strength in the current quarter can be attributed to the timing of orders from the re-seller channel since we did experience a lighter than normal fourth quarter of 2003.

In the current quarter, the company added 5 new customers.  All of these customers selected our multi-media capabilities for both e-mail and web.  This definitely helped to increase the calculated sales price for new customers to 278 thousand dollars in the current quarter.  This is up from the previous quarters’ AFP of 178 thousand dollars.  Even with the significant sequential quarterly increase, we still expect initial projects to remain smaller in scope, with increased possibilities for subsequent add-on orders.

Gross margins for the first quarter of 2004 of 80% improved upon the 76% in the same quarter a year ago.  Software margins in the current quarter includes costs associated with third party call-monitoring software the company began offering customers in late 2003.

Services in other margins also improved from the year ago period due to better staff utilization in the professional services organization, and lower overhead costs.  The current quarters’ also the second time the company has reported gross margins in excess of 80%.

Operating expenses for the current quarter of 4.2 million dollars include your restructuring charge of 0.4 million dollars.  In the first quarter of 2003, operating expenses of 6.1 million dollars also include a restructuring charge of just over 0.4 million.  Excluding restructuring charges from both periods, operating expenses for the first quarter 2004 of 3.8 million dollars are down 32% from the 5.6 million dollars a year ago.  Lower operating costs were led by reduction in staffing levels, facility costs, insurance premiums, and depreciation charges.

Total staffing, including the professional service organization, was just under a hundred at March 31, 2004, compared to 130 a year ago March.

In last quarters’ conference call, we indicated the first quarter 2004 would include a restructuring charge related to these facilities of about 400 thousand.  The U.K. lease termination was the last major piece of the cost reduction initiatives undertaken in calendar 2003 in order to get the company to profitability.  Negotiations, which started in the third quarter of 2003, led to an agreement where the company vacated the facility in late January 2004.

The restructuring charge in the first quarter of 2004 of 368 thousand dollars related entirely to lease termination costs.  In January 2004, we relocated our U.K. operation to leased space more suitable with current staffing levels and terminated the then-existing lease.  The U.K. lease termination charge of 309 thousand dollars consisted principally of a rent deposit forfeiture and asset impairment charges.  The cash component of a U.K. charge was less than 40 thousand dollars.  The remaining lease termination charge of 59 thousand dollars for the quarter related to a change in our initial estimate of a sub-let start date for the corporate office vacated floor.

Interest income in the first quarter of 2004 totaled 95 thousand dollars, which is down 41% from the 160 thousand dollars in the prior year quarter.  While investment balances are down less than 1% from a year ago, maturing investments were reinvested in lower yielding, shorter term investment due to a flatting yield curve.

I’m glad to report, for the second time, a U.S. GAAP net income in the first quarter 2004, of 15 thousand dollars, or basic net income, on a rounded basis, of 0 cents per share.  As discussed earlier, the current quarter did include a restructuring charge of 368 thousand dollars, which reduced earnings by 2 cents per share.

The U.S. GAAP net loss for the first quarter of 2003 was 2 million dollars, or a loss of 12 cents per share.

Two consecutive quarters of net income, two consecutive quarters of positive cash flows.  Cash generated in the first quarter of 2004 totaled 1million, 42 thousand dollars.  The main contributing factors were seasonally strong first quarter support billings, proceeds in the exercise of stock option, and leverage obtained from a streamlined operating cost structure.

The two consecutive quarters of positive cash flow that almost brought the cash balances even, was leveled a year ago March 2003.  The March 31, 2004 cash balances of 40.3 million dollars is just 140 thousand dollars, or less than 1% below March 2003 levels.

Trade receivables at March 2004 totaled 3.3 million dollars.  The day sales outstanding at March 31st of 53 days increased by 7 days compared to 46 days at December 31st.  While this is the first increase in DSO’s since the first quarter of 2003, it is comparable with the DSO levels for the first and second quarters of 2003.  Historically, the company has seen a slight increase in DSO levels in the first quarter due to the higher level of support renewals in this period.

On March 1st, the company announced a proposed settlement of the class action suit alleging misrepresentation in the company’s IPO prospectus.  While not admitting to any wrongdoing, it was in the best interests of the company to seek a settlement.  Even though the company had insurance, it was responsible under an indemnification agreement, signed at the time of the IPO, to legally defend the underwriters’ syndicate.  The proposed financial settlement of this class action suit will be covered by existing DNO insurance, with no funds due by the company itself.  The settlement will also benefit the company by avoiding significant underwriters’ legal defense costs that would have been associated with further litigation of this matter.

The company is still a defendant in two other class action lawsuits.  We continue to believe these class action suits are without merit and plan to vigorously defend the allegations.

At March 31, 2004 there were 17,260,431 shares outstanding.  Our book value per share was 2 dollars and 23 cents.  The combined cash and short term investment balances alone represent 2 dollars and 34 cents per share.

Let me take a moment to discuss our expectations going forward.  I would again refer you to the opening remarks regarding forward looking statements.

In last quarters’ conference call we indicated the first quarters’ revenues would be flat with the previous years’ quarter, which is what occurred.  As a result, for the first time since the second and third quarters of 2002, the company has put together two consecutive quarters with revenues in excess of 5.1 million dollars.  While sales activities are improving, we still lack solid revenue visibility for the upcoming quarter, and particularly for the full year.  We do, however, anticipate second quarter revenues will exceed revenues reported in the first quarter of 2004.

We have, and will continue to closely monitor, our cost structure.  We believe staff levels are now at adequate levels, and as revenue levels trend up, we anticipate modest staff increases in selected areas such as Sales and Marketing.  We anticipate operating costs in the second quarter of 2004 to remain flat, increase slightly from the 3.8 million dollars, excluding restructuring charges, reported for the first quarter.

Our efforts now are focused on remaining profitable and cash flow positive.  Over the past three years as we strived to reach profitability, our strength has been our product.  We did not, and have not, stopped improving on what we believe was already a superior product offering.  We believe the operational improvements and current product offering provide strong fundamentals to support and create shareholder value.

At this time, I would like to turn back the discussion to Kevin.

Kevin Kerns:                        Thanks Frank.  Over the next few minutes, I would like to highlight the key business developments for the first quarter.  During the first quarter, the company continued to experience significant traction for the Version 6 product.  The new product platform has received broad acceptance within the existing customer base and has become a significant differentiator for us in new call centre opportunities.

The Version 6 platform introduced an entirely new level of functionality virtually unmatched in its industry segment, and not something that can be easily reproduced by its competition.  Our major paradigm shift has, and continues to take place as more and more customers realize the significant value in tightly integrating their call-centre applications with the business applications they use to run their call centers, such as problem management, sales order entry, claims management, and benefits administration.  With Version 6 Apropos has developed a solution that provides a completely open and system independent architecture. The solution can plug and play with virtually any traditional or IT based PBX platform, and can integrate tightly with any off-the-shelf or native legacy application, providing total inter-operability at both the infrastructure and application layers.

I personally have been in the call centre business for over 8 years now.  I have heard customer after customer tell me that they wish there was a better way to manage their call centers.  But common questions such as ‘why do my agents have to log onto multiple applications in order to start taking interactions?’; ‘why do I have to administer agent skills in multiple locations?’  ‘If I establish business rolls in my business application, why do I have to build rules in my ACD system IVR application, e-mail response solution, and web chat engine?’ ‘Why can’t I manage and administer my call center business from one application instead of many?’; and more importantly, ‘How can I consolidate my customer data so that I can run unified reports on all my call-center activity and the service levels I am providing my customers?’  The answer is, ‘You can, with our Version 6 Solution’.

Today, the problem most call centers face is, they have to manage each and every application independently.  The result can be costly in terms of day to day administration, effective resource management, loss of call-center productivity, poor visibility, lack of accurate reporting, and clearly, much higher overall IT support costs to maintain a myriad of disparate applications.

With Version 6, customers have a solution which can directly impact the operational and IT management costs associated with running call centers.  For most companies, and especially those in outsourcing businesses, the need to eliminate operating inefficiency and IT support cost is huge.  The primary reason we have seen many call center jobs move offshore is due to a combination of lower cost labor and tremendous inefficiency in how call centers operate.  We believe that we have a solution which can greatly reduce the cost of managing call centers while making them more competitive.  Whether the plan is to build or outsource, the need for an application that can simplify operation and significantly reduce support costs, is a highly valued commodity.

On the last call I spend several minutes discussing the key fundamental design principles behind the Version 6 platform.  Those design principles – strong usability, high scalability, interoperability, and business continuity – continue to be the cornerstone and key differentiators of our solution.  With the introduction of Version 6 0.1 in February of this year, we continue to build on this foundation.

Version 6 0.1 is the first in a series of point releases on the Version 6 platform which addresses the high availability in mission critical requirements of call centers.  With Version 6 0.1 the solution now supports a seamless hot standby capability, virtually eliminating any major interruption in service delivery due to a hardware failure.  The hot stand-by configuration stores a mere image of the primary server and it’s data, including queue assignments, agent skill profiles, business rules, and routing information, so that live customer interactions are not lost during a hardware failure.  With Six 0.1 the system will detect the loss of a hardware server and automatically transfer to the hot standby system in order to protect the call center from any loss of customer contact or costly down-time.  The system will also automatically restore to its original state once replacement hardware is made available.  Little, if any, manual intervention is required.

With this released, customers are assured a much higher level of system availability.

Now, let me turn our discussion to Sales and Marketing.  In the first quarter, we continue to see good success in our direct selling efforts.  We received significant direct orders from Affinity Credit Union, Ace Hardware, Freightliner, Power Federal, and the U.S. Treasury Department in support of home and security initiatives.

Although we posted good results in the first quarter, we believe there are significant leverage potential in our existing sales organization with an increase in marketing and demand generation programs.  At the same time, channel contribution increased to 37% of revenues during the first quarter, with significant new business from IBM, LGF Canada, and our Asia Pacific channel partners.

Our new partnership with BMC Remedy, announced in early February, is gathering momentum in terms of both joint product development and sales pipeline activity.  We also continue our work with the New People Soft, JD Edwards Organization, both in the field and with the product and engineering teams, to develop deeper integrations between our product and both ERP and CRM product offers.  We believe that these new channel relationships should start to gain revenue traction in the coming quarters, as our joint marketing and product development initiatives come to fruition.

Over the next several months the company will also be undergoing a major marketing facelift.  Work has been underway for the past couple of months to simplify our marketing message and to make available much of the rich subject matter knowledge and expertise that makes Apropos a leader in its segment.  The company will be introducing a series of white papers and web seminars on call center best practices, along with case studies from world class companies that have deployed the Version 6 solution, such as Barratoss (sp?), and eBay.  Our goal is simple; to get the word out about Version 6.

One of the first new marketing initiatives to be unveiled this quarter will be an entirely new look and feel to our website.  On June 1st, we will be launching a new website with clearly articulated dio-statements around Version 6 and specific solutions that it addresses.  This will be a work-in-progress, but will be a major step forward in how we market and position our company and product in the marketplace.

With this new marketing focus, we will also be investing significant marketing dollars into a new direct marketing and inside sales team to support our direct and indirect selling efforts in the field.  This new team will be in place by the end of May with its primary goal to build market awareness for Version 6, the customers prospects and analysis, and to derive demand generation and inside sales programs to uncover new opportunities for the sale of the Version 6 product.

We plan to expand our marketing efforts in the financial services vertical where we have had success over the years with companies such as ABN Amoral, Depository Trust, JP Morgan and Fannie Mae. In the financial services sector, where high value transactions are the norm, and system reliability, scalability and business continuity strategies are crucial, with value proposition offered with Version 6 is an ideal fit.  We will continue to work with our channel partners such as BMC Remedy and PeopleSoft, to educate their sales force and customer base on the value of our integrated solution.  Sales tools and demonstrations are being developed and direct marketing campaigns are being jointly prepared, including direct mail, e-mail, web seminars, and user events that will showcase the value of our interaction management solution, tightly coupled with the native business applications of Remedy and PeopleSoft.

And, most importantly, we will continue to focus our efforts of expanding the use of Version 6 within our existing customer base.  We know there are significant opportunities to help our customers improve the use of their current system, as well as cross selling opportunities to other departments within their business.  We are making good progress in this area, but we believe there remains a great deal of unrealized potential within our existing base.

As we look forward, the company should continue to benefit from a variety of themes.  One – strong customer acceptance and adoption of the Version 6 platform; increased market awareness of the Version 6 product with prospects and analysts; improving visibility in sales pipeline activity as a result of increased demand generation and inside sales initiatives, and a stronger financial position as the company continues to operate as a profitable business throughout calendar 2004.

With the current leveraged operating model, and the company now in its first year of a new five to seven year product life cycle, the company is in a strong business position to maintain profitability and leverage any incremental growth in its business.  Overall, we are pleased with the results of the first quarter and anticipate modest improvement in top line revenues in Q-2.  While re main conservative in our forecasting, we remain extremely bullish on the prospects for Version 6.

We appreciate your ongoing support of Apropos Technology.  That concludes our opening remarks.  We are now ready to take questions.

Operator:                                          Thank you.  The floor is now open for questions.  If you have a question at this time, please press ‘star’, ‘1’ on your touchtone phone.  Again, that’s ‘star’, ‘1’ to pose a question.  Please hold while we poll.

Our first question comes from Carl Wiese.

Carl Wiese:                             Hi.  Carl Wiese from Wall Street Associates.  First question – just wanted to know how the eBay relationship was going and, from what I understand, that was a competitive win.  Can you talk about some of the reasons you won that deal?

Kevin Kerns:                        Well, I think it’s a combination of things.  First off, I’d say the relationship is going very well.  In fact, they’re looking at expanding their use of the product in the forward months.  So, that’s a good sign. I think, ultimately, their decision to replace their existing platform was due to their desire to implement something that had maybe a little bit stronger scalability and where they could provide more control over the management of the application itself.  And so, we find a lot of customers that may start out in a hosted environment, ultimately want to go to a prem (sp?) solution, and we can provide them with great migration strategy for that.

Carl Wiese:                             Okay.  And it looks like you have a lot of repeat customers and a pretty good install base.  Is there any way you can quantify the market or the ultimate opportunity within that customer base as well as the 60 customers you mentioned?

Kevin Kerns:                        Yeah, I think, if you look at – I think we’ve been running, Frank, about 60 to 70% on average of our ongoing revenues come from the installed base – we believe that there’s a lot of potential yet untapped there.  Just to give you an idea, I would say the majority of our customers are probably sitting with one or two areas within their business where they use our product, either in external support operation, or an IP help desk, service desk environment, and what we find is, that companies like Baratoff that have fully embraced the technology platform, that start to really use the product in a host of functional areas.  I mean, I think they have it in inside sales, field service, external support, IT help desk.  We have some clients that have it in HR, HR benefits’ administration and so forth.  So, you know, there’s probably six or seven locations within a business where you could use this technology, and with only one or two areas currently penetrated, there’s a lot of upside.

Carl Wiese:                             Okay.  Thank you.

Kevin Kerns:                        Thank you Carl.

Operator:                                          Thank you.  Our next question comes from Ted Ketter.

Ted Ketterer:                      Ketterer.  I’m on a – I’m in my car on a cell phone.  Can you hear me?  Hello?

Kevin Kerns/Frank Leonard: Yeah

Ted Ketterer:                      Can you guys hear me?

Leslie Loyet:                         Ted, we can hear you.  Go ahead with your question.

Ted Ketterer:                      Okay.  I guess I have two questions.  Kevin, you mentioned for the first time that I’ve heard it, a five to seven year product cycle here.  When you look at the market, how large is the market that you’re trying to penetrate?

Leslie Loyet:                         Kevin, can you hear him?

Kevin Kerns:                        I can hear him kind of…

Leslie Loyet:                         Kevin, Frank, are you guys there?

Ted Ketterer:                      I’m here, but they’re not, eh?

Leslie Loyet:                         Mark, can you fix this?

Operator:                                          They are connected ma’am.  Maybe they just cannot hear.  Did you want to move to the next question?

Leslie Loyet:                         Ted, can you try queuing up again?

Ted Ketterer:                      Yeah, it’s ‘star’, ‘1’ again?

Leslie Loyet:                         Yeah.

Ted Ketterer:                      Okay.

Operator:                                          Mr. Leonard, are you still there?

Frank Leonard/ Kevin Kerns: Yeah, we’re here.

Operator:                                          Okay, perfect.  We’ll try and take the next question.

Our next question comes from Jeff Easton.

Jeff Easton:                                Hello.

Kevin Kerns:                        Hello Jeff.

Jeff Easton:                                Hi.  How are you guys?  I’m glad to hear about the Sales and Marketing program.  I was wondering, have you started the direct mail?  And, if so, what kind of response you were getting.  And then, also, I’m curious as well as everyone else about the overall market potential of the market that you’re going after.  If you could comment on that a little bit more.

Kevin Kerns:                        Sure.  Answering the first question, as far as direct mail today, we have actually, even in the third and fourth quarters, done some level of direct mail activity.  The direct mail that was done and conducted in first quarter was primarily in combination with some of our partners like BMC Remedy, and we have had some decent follow-up from that.  The new marketing message on the new website, and a lot of the new direct marketing campaigns that will be launched in Q-2, are all kind of building around the new simplified messaging and the new website design.  And so we expect, probably in the June timeframe – May, June timeframe – we will start to roll out much more aggressive direct marketing programs.

Jeff Easton:                                Great.

Kevin Kerns:                        As far as the size of the market, and maybe this goes to Ted’s question, you know I think it’s a very large market opportunity, no matter who you look at.  Whether you talk to Partner or Meta or IDC, I think the general feedback is, they don’t cover it specifically, or break it out specifically, but if you total the major players that are in the space, and you look at the size and the number of call centers just in North America, it’s clearly greater than a billion dollar market opportunity.  Probably multiple billion dollars, just for the interaction management component.  If you add in all the obvious, the infrastructure and so forth, it’s a much bigger market.  But just the market that we serve is easily over a billion dollars.

Jeff Easton:                                Okay.  So, hopefully this new marketing program will help people out.  Thank you very much.

Kevin Kerns:                        Thanks, bye-bye.

Operator:                                          Thank you.  Our next question comes from Joseph Mama.

Joseph Mama:                  Hello?

Kevin Kerns/ Frank Leonard: Hi Joseph.

Joseph Mama:                  Hi.  How you doin?  I was wondering what percentage of your total sales came from eBay?

Kevin Kerns:                        Percentage of total sales?

Joseph Mama:                  Or your revenue, you know?

Kevin Kerns:                        Last quarter, none.

Joseph Mama:                  Excuse me?

Frank Leonard:          In the first quarter of 2004, it was zero.  I mean, other than an amortization of their support, you know, renewal fee over a year.  I mean, there was no additional license revenue from eBay (sp?) in Q-1.

Joseph Mama:                  Will you receive that in the future? Or…

Kevin Kerns:                        Well we received, obviously, a significant investment, a purchase back in, I think it was Q-3 last year. Q-3 or Q-4?

Kevin Kerns:                        Q-4.

Joseph Mama:                  Q-4.  That’s why you mentioned you - had big profit.

Kevin Kerns:                        Right.  And then there’s also additional add-on business that we were in discussion with them as far as how they used the product and their expansion plans.  But eBay does have strategic initiative, internally, to broaden their use of the web-chat vehicle with their clients, and as they move more and more agents to web-chat we expect we’ll get some additional business from them.

Joseph Mama:                  So, say they add on additional seats next quarter, or whenever.  That will be just a one-time fee you’ll receive or…?

Kevin Kerns:                        Yeah.  We sell a perpetual license.  We don’t sell any subscription based model, at least today.

Joseph Mama:                  Alright.  And then, do you know how many seats they’re currently using?

Kevin Kerns:                        Frank, do you know what the number is?

Frank Leonard:          I don’t know.  I don’t know their number..

Kevin Kerns:                        We don’t know the number off-hand.

Joseph Mama:                  Alright.  And then, just out of curiosity, do you guys have a relationship with Web-ex?

Kevin Kerns:                        With Web-ex as far as a user, or do we use Web-ex?

Joseph Mama:                  Or anything, yeah.

Kevin Kerns:                        Yeah, well we use Web-ex, but we don’t…

Joseph Mama:                  You use ‘em, but you don’t have any other type of..

Kevin Kerns:                        Relationship?  No.

Joseph Mama:                  Alright.  Great.  Thank you very much.

Kevin Kerns:                        Thank you.

Operator:                                          Thank you.  Our next question comes from Ted Ketterer.

Ted Ketterer:                      Yeah.  One, more than a question?  Two other questions.  Got two other questions.  The last quarter you mentioned a mysterious IT company that is not eBay.  Can you just shed a little light on who that might be?...This is not working.

Kevin Kerns:                        ..a couple days, actually.

Ted Ketterer:                      I’m sorry?

Kevin Kerns:                        Hope to have the contract in the next couple of days.

Ted Ketterer:                      Okay.  Will there be any press release on it, since the only thing that I saw come out the last quarter was a notice of the class action settlement.

Kevin Kerns:                        Well, I don’t know if we will formally press release it.  I mean, it’s a customer who has made a strategic decision to display some competitive offerings and standardize on our product world-wide.  So we will be announcing it, but I don’t know if it’ll actually – it really depends on whether that company is in support of doing a release on it.

Ted Ketterer:                      Okay.  Will there be any press release on eBay, or is this just something that the people who know the company know?

Kevin Kerns:                        There will, hopefully someday, be a press release on eBay.  eBay, you know, we continue to work with them, and we clearly have their endorsement to do something with us, as far as some sort of joint marketing release.  But right now we’re still negotiating the timeframe for that.

Ted Ketterer:                      Okay.  And I guess, last, Kevin, the last remaining (inaudible)

Kevin Kerns:                        I can’t hear you Ted.

Ted Ketterer:                      (inaudible)

Kevin Kerns:                        I can’t hear you at all.  It’s breaking up.

Operator:                                          It appears we dropped his line.

Kevin Kerns:                        Ted, if you’re hearing, would you please just call after the conference call.  I can answer any questions you might have.

Operator:                                          Once again, that’s ‘star’, ‘1’ to pose a question.  We have a follow-up question coming from Carl.

Carl Wiese:                             Hi.  You guys mentioned PeopleSoft as a re-seller.  I think last quarter that was a relationship through JD Edwards.  Does that roll out through the rest of PeopleSoft as well?

Kevin Kerns:                        No.  Currently the relationship still is primarily with the, what they call the Enterprise One Group, which is their mid-market group, which JD Edwards, basically, represents.  We are still actively in discussions with the broader PeopleSoft organization, but there is no formal roll-out plan with that group at this point.

Carl Wiese:                             Okay.  And is there an ideal mix between direct sales and channel sales, kind of as you look out?

Kevin Kerns:                        An ideal mix?

Carl Wiese:                             Yeah.  What’s the mix you expect there?

Kevin Kerns:                        Well, I think our model and our goal was to see a greater percentage being leveraged through channels and direct, you know, companies.  But I think, ultimately, there’s a timeframe for ramping these companies up, getting them educated, and building programs around it.  So, as much as we’d like to see, in the shorter term, that become a bigger percentage of revenues, I think direct will still be the dominant supplier of revenues for the next couple of quarters.

Carl Wiese:                             Okay.  Thanks.

Kevin Kerns:                        Okay.

Operator:                                          Kevin, there appear to be no further questions at this time.  Do you have any closing comments?

Kevin Kerns:                        I’d just like to, once again thank, personally thank, all of the Apropos employees and customers, and our partners and our shareholders, for their continued commitment and loyalty to our company and our product line.  We’ve seen that in spades with the level of interest and adoption of our Version 6 product.  So, I just wanted again to thank them for their commitment to our company, and I believe we’re on the way back, and we just need to keep the course and we will continue to drive our business forward on a profitable basis.  So, again, if you have any questions, feel free to contact myself or Frank at any time, and we’d be happy to answer any questions you’ve got.  Thanks again.

Operator:                                          Thank you.  This does conclude today’s teleconference.  Please disconnect your lines at this time and have a great day.